Exhibit 99.1

For further information call	Cris Kling, Public Relations Director	215 South Cascade
	Office 218-739-8297 ckling@otpco.com	Fergus Falls, MN 56537
	Cell 218-531-0099	800-434-5015
Otter Tail Power Company announces withdrawal from Big Stone II
     Fergus Falls, Minnesota, September 11, 2009 Otter Tail Power Company today announced its withdrawal—both as a participating utility and as the project’s lead developer—from Big Stone II, a 500-to-600-megawatt coal-fired power plant proposed for near Milbank, South Dakota, with related transmission upgrades in South Dakota and Minnesota.
     According to Otter Tail Power Company President and CEO Chuck MacFarlane, the broad economic downturn coupled with a high level of uncertainty associated with proposed federal climate legislation and existing federal environmental regulation have resulted in challenging credit and equity markets that make proceeding with Big Stone II at this time untenable for Otter Tail’s customers and shareholders.
     MacFarlane explained that Big Stone II contractual agreements require a commitment to proceed after the project receives all major permits, creating a financial obligation on each party that agrees to go forward. “Each Big Stone II participant is in a different position in terms of means and impact of raising capital and mechanisms for recovering those costs from customers,” he said. “Given the legislative and regulatory uncertainties and current economic conditions, Otter Tail Power Company is unwilling to create a binding financial obligation of approximately $400 million for its share of the project at this time.”
     Big Stone II had been scheduled to be on line in 2011, and now the plant would not begin operating until late 2015 at the earliest. MacFarlane said that the company no longer could delay the project to obtain greater clarity on—and to mitigate—risks unique to Otter Tail. Accordingly, Otter Tail chose to withdraw and allow the others to proceed. “We believe the project is important for the region, both in terms of adding baseload power and enhancing regional reliability,” MacFarlane said.
     While Otter Tail Power Company has invested more than $300 million in wind energy generation during the last three years, MacFarlane added that dispatchable generation remains an important need for Otter Tail Power Company’s customers. As a result, over the next three to six months, Otter Tail Power Company will continue to evaluate other options to meet its customers’ need for reliable electricity.
     MacFarlane also expressed his company’s gratitude for the backing shown for the project. “Our company appreciates the support that customers, regulators, labor, business leaders, and political leadership have shown the project. We especially thank South Dakota elected officials and communities within the plant’s vicinity for their commitment,” he said.
     Otter Tail Power Company, a subsidiary of Otter Tail Corporation (NASDAQ Global Select Market: OTTR), is headquartered in Fergus Falls, Minnesota. It provides electricity and energy services to more than a quarter million people in Minnesota, North Dakota, and South Dakota. To learn more about Otter Tail Power Company visit www.otpco.com. To learn more about Otter Tail Corporation visit www.ottertail.com.